UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 17, 2008

Whitehall Jewelers Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-52123	20-4864126
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

125 South Wacker Dr., Ste. 2600, Chicago IL	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 782-6800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03          Bankruptcy or Receivership.

On June 23, 2008 (the "Petition Date"), Whitehall Jewelers Holdings, Inc. (the "Company") and its wholly-owned subsidiary Whitehall Jewelers, Inc. ("WJI" and together with the Company, the "Debtors"), filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), case numbers 08-11261 and 08-11262. Upon such filing, the Debtors' assets and operations became subject to the Bankruptcy Court's jurisdiction. Each of the Debtors will remain in possession of their respective assets and properties and operate their businesses as a "debtor-in-possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

On June 20, 2008, in connection with the bankruptcy filings, WJI's board of directors approved entering into a Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement (the "DIP Credit Agreement") by and among WJI, as borrower, Bank of America, N.A. ("BofA"), as administrative and collateral agent and as a lender, Wells Fargo Retail Finance, LLC ("WFR"), as managing agent and as a lender, and GMAC Commercial Finance LLC, as a lender (collectively, all such lenders, the "DIP Lenders"), subject to Bankruptcy Court approval. Pursuant to the DIP Credit Agreement, the DIP Lenders have agreed to provide post-petition financing in the form of a debtor-in-possession revolving credit facility in an aggregate amount of up to $80 million, including a $12 million standby letter of credit sub-limit (the "DIP Facility"). The DIP Facility will be used to assist the Company and WJI in meeting their working capital requirements and to pay other fees and expenses during the pendency of the bankruptcy cases, all in accordance with the DIP Credit Agreement and the budget agreed to between the DIP Lenders and WJI (and subject to Bankruptcy Court approval as may be required). The DIP Facility will bear interest at Prime plus 1.50% per annum or LIBOR plus 2.75% per annum. The DIP Lenders will be granted post-petition security interests and liens, which are generally senior and superior to all other secured and unsecured creditors of the Debtor's estates, on substantially all of the assets of the Debtors. The DIP Facility is scheduled to mature on the earliest to occur of: (i) July 15, 2008, unless a final bankruptcy order has been entered by such date and if so entered, December 31, 2008; (ii) occurrence and continuance of an event of default and delivery of a written notice of termination of the commitment to fund the DIP Facility; (iii) the closing on a sale of all or substantially all of the Debtors' assets, or (iv) the effective date of a plan of reorganization related to the Debtors and their assets. The DIP Credit Agreement is subject to approval by the Bankruptcy Court.

On June 23, 2008, WJI issued a press release relating to the foregoing, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.04          Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On June 18, 2008, WJI received an acceleration notice from LaSalle Bank National Association with respect to the Third Amended and Restated Credit Agreement, dated as of February 20, 2007, by and among WJI, LaSalle Bank, National Association, as administrative and collateral agent (the "Agent") for the lenders party thereto (the "Lenders"), the Lenders, BofA and WFR, as managing agents, as further amended to date (the "Senior Credit Agreement"). This notice advised WJI that as a result of one or more events of default, the Agent has terminated the Lenders' commitments to make loans to WJI, effective as of June 18, 2008. As a result of this termination, (1) all of WJI's obligations under the Senior Credit Agreement were accelerated and declared immediately due and payable in full; (2) any commitment of the Credit Parties (as defined in the Senior Credit Agreement), including any commitment of the Lenders to make loans or extend other financial accommodations under the Senior Credit Agreement, has been terminated, and any further loans, advances, or financial accommodations shall be made by the Credit Parties, if at all, in the Credit Parties' sole and exclusive discretion; and (3) the Agent may immediately commence enforcing the Credit Parties' rights and remedies under the Senior Credit Agreement and related documents.

In addition to the events of default disclosed in the Company's Form 8-K filed June 16, 2008, the filing of the Company's petition described in Item 1.03 above constitutes an independent event of default under the Senior Credit Agreement, which automatically causes WJI's obligations under the Senior Credit Agreement to become immediately due and payable. Additionally, the related default under the Term Loan Credit Agreement (described below) would also constitute an event of default under the Senior Credit Agreement pursuant to the Senior Credit Agreement's cross-default provision. WJI's indebtedness under the Senior Credit Agreement is guaranteed by the Company and secured by a senior lien on substantially all of the assets of the Company and WJI. On June 20, 2008, WJI had approximately $65.7 million of outstanding borrowings under the Senior Credit Agreement. If an event of default arises under the Senior Credit Agreement, the administrative agent may exercise the remedies available to the lenders under this agreement. Additionally, the collateral agent could proceed against the collateral securing WJI's indebtedness, which includes substantially all of the Company's and WJI's assets.

Furthermore, the filing of the petition described in Item 1.03 above also constitutes an event of default under the Term Loan Credit Agreement, dated as of January 18, 2008, by and among WJI, as borrower, the lending institutions from time to time party thereto, and PWJ Lending II LLC, as administrative agent and collateral agent for the agents and lenders, as amended to date (the "Term Loan Credit Agreement"), which automatically causes WJI's obligations under this agreement to become immediately due and payable. Additionally, the related default under the Senior Credit Agreement (described above) would also constitute an event of default under the Term Loan Credit Agreement pursuant to the Term Loan Credit Agreement's cross-default provision. On June 20, 2008, WJI had $40 million of outstanding borrowings under the Term Loan Credit Agreement. WJI's indebtedness under the Term Loan Credit Agreement is guaranteed by the Company and secured by a junior lien on substantially all of the assets of the Company and WJI. If an event of default arises under the Term Loan Credit Agreement, PWJ Lending II LLC, as sole lender under that agreement, may exercise its remedies thereunder. Additionally, PWJ Lending II LLC could proceed against the collateral securing WJI's indebtedness, which includes substantially all of the Company's and WJI's assets.

The Debtors believe that any remedies which may exist related to the above-described events of default under the Senior Credit Agreement and Term Loan Credit Agreement are stayed under the Bankruptcy Code.

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Efrem Gerzberg resigned as a Director of the Company effective June 17, 2008. His resignation is not due to any disagreement with the Company or any matter relating to the Company's operations, policies or practices.

Item 5.03          Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 17, 2008, the Company’s Board of Directors amended Section 3.2(a) of the Company's By-Laws to decrease the minimum number of directors from three to two, effective as of the effectiveness of Efrem Gerzberg's resignation as a member of the Board of Directors. A copy of this amendment is attached to this Form 8-K as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits.

(d) Exhibits.

3.1 Amendment to Section 3.2(a) of the By-laws of Whitehall Jewelers Holdings, Inc.

99.1 Press Release dated June 23, 2008.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITEHALL JEWELERS HOLDINGS, INC.
(Registrant)

By:	/s/ ROBERT B. NACHWALTER
Robert B. Nachwalter
Senior Vice President and
General Counsel

Date: June 23, 2008

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amendment to Section 3.2(a) of the By-laws of Whitehall Jewelers Holdings, Inc.
99.1	Press Release dated June 23, 2008.